Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Synthetic Biologics, Inc. of our report dated February 10, 2022, with respect to the financial statements of VCN Biosciences, S.L., which report appears in the Amendment No. 1 to Form 8-K of Synthetic Biologics, Inc. dated May 6, 2022.

/s/ KPMG Auditores, S.L.

Barcelona, Spain

September 2, 2022